Exhibit 99 - First Commonwealth Financial Corporation Press Release dated January 20, 2005

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	January 20, 2005	(724) 349-7220

FIRST COMMONWEALTH ANNOUNCES FOURTH QUARTER RESULTS
Earnings per Share Increases 14% over Fourth Quarter of 2003
Asset Quality Continues to Improve

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF) reported net income of $16.6 million for the fourth quarter of 2004 which translates into $0.24 basic and diluted earnings per share for the quarter.  This is compared to net income of $12.7 million, and basic and diluted earnings per share of $0.21 for the fourth quarter of 2003.  Fourth quarter 2004 earnings per share reflect an increase of 14.29% over the same quarter of 2003.  Return on equity was 12.31% and return on assets was 1.06% for the fourth quarter of 2004 compared to 12.07% and 1.03%, respectively for the related 2003 period.

Net income for the year ended December 31, 2004 was $38.7 million or $0.59 basic and $0.58 diluted earnings per share compared to $53.3 million net income and $0.90 basic and diluted earnings per share for the year ended December 31, 2003.  Return on equity was 7.82% and return on assets was 0.66% for the full year of 2004 compared to 12.95% and 1.12%, respectively for the year 2003.

The full year 2004 results included a previously disclosed charge of $29.5 million ($19.2 million after tax) representing a penalty for the prepayment of $440 million of Federal Home Loan Bank, or FHLB, long-term borrowings.  The refinancing expanded the maturity distribution of the company's FHLB advances in an effort to minimize the impact of maturities on any one year.  It also improved net interest margin through lower interest cost on the FHLB advances.  The prepayment penalty, on an after-tax basis, reduced the company's earnings per share for the year 2004 by $0.29.  Results for the year 2003 also included a $3.0 million (pre-tax) gain on the sale of two branches.  This gain on an after-tax basis added $2.0 million, or $0.03 per share to the 2003 results.

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The 2004 fourth quarter and full year amounts incorporate results of two acquisitions: Pittsburgh Financial Corp., acquired on December 5, 2003, as well as GA Financial, Inc. acquired on May 24, 2004.  The operations of both acquisitions are included from the date of acquisition.

Net Interest Income
Net interest income for the fourth quarter of 2004 was $9.8 million more than that of the related period of 2003.  Net interest income, on a fully tax-equivalent basis, as a percentage of average earning assets ("net interest margin") was 3.39% for the fourth quarter 2004, representing an increase of five basis points (0.05%) from the related quarter of 2003.  Net interest margin was 3.30% in the full year 2004, compared to 3.47% in 2003 reflecting a reduction of 17 basis points (0.17%). With the repositioning of borrowings after the FHLB prepayment, low interest rates are expected to have a slightly favorable impact on the prospective net interest margin.

Other income
Net securities gains were $31 thousand in the fourth quarter of 2004 compared to $230 thousand in the 2003 quarter while net securities gains were $4.1 million in the year 2004 compared to $5.9 million in the 2003 period.  Gains were primarily from the sale of equity securities.  The improvement in service charges on deposits and the inclusion of fee income from the recently acquired banks were the primary causes of the increases in other noninterest income.

Other Expense
Other expenses increased $6.7 million during the 2004 quarter when compared to the fourth quarter of 2003.  Total other expenses, including the above mentioned $29.5 million prepayment penalty, increased $51.9 million for the year 2004 when compared to the 2003 year. The inclusion of Pittsburgh Financial Corp. and GA Financial, Inc. results were the primary causes of the remaining increased noninterest expense.  Additionally the company incurred $2.1 million of merger and integration expenses in the twelve-month period of 2004.  The most significant other noninterest expense item that increased was salaries and employee benefit cost.  The 2003 year also included the benefit of a $610 thousand partial recovery of a litigation settlement.

Credit Quality and Provision for Credit Losses
Nonaccrual loan levels declined on higher average loan balances at December 31, 2004 when compared to the previous year.  Total nonaccrual loans and those past due 90 days but still accruing are 0.73% of total loans at year-end 2004, compared to 0.82% at December 31, 2003.  In addition, the amount of the allowance for credit losses required to be allocated for watch list credits was reduced in the fourth quarter, thereby requiring a reduced provision for loan losses for the quarter.  Management believes that the allowance for credit losses is adequate at this time.

The provision for credit losses decreased $1.6 million in the fourth quarter of 2004 when compared to the 2003 related quarter reflecting the improved quality of primary watch list credits in the fourth quarter 2004.  The provision for credit losses decreased $4.7 million for the full year of 2004 when compared to 2003, reflecting the trend in the improvement of nonperforming loans, net charge-offs, and lower levels of allowance allocated to larger classified credits.  The fourth quarter of 2004 reflected a decrease of  $1.4 million in net charge-offs when compared to the 2003 quarter and net charge-offs for the year of 2004 were $3.6 million less than that of 2003.

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About First Commonwealth
First Commonwealth Financial Corporation is a $6.2 billion bank holding company headquartered in Indiana, PA.  It operates in 17 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank.  Financial services and insurance products are also provided through First Commonwealth Insurance Agency, First Commonwealth Trust Company and First Commonwealth Financial Advisors, Inc.  The company also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, FraMal Holdings Corporation, an investment services company, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

Forward-Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intended," and "potential."  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the timing and magnitude of changes in interest rates; changes in accounting principles, policies or guidelines; changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this press release are qualified by these cautionary statements, and the cautionary language in First Commonwealth's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.

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FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter		For the 12 Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Interest income	$75,615	$60,665	$278,025	$243,773
Interest expense	29,581	24,409	110,690	100,241
Net interest income	46,034	36,256	167,335	143,532
Provision for credit losses	775	2,350	8,070	12,770
Net interest income after provision for credit losses	45,259	33,906	159,265	130,762

Securities gains	31	230	4,077	5,851
Trust income	1,131	1,331	5,254	5,142
Service charges on deposits	3,956	3,462	14,975	13,013
Gain on sale of branches	0	0	0	3,041
Insurance commissions	672	750	3,387	3,305
Income from bank owned life insurance	1,310	1,108	5,157	4,342
Merchant discount income	915	891	3,638	3,557
Card related interchange income	1,083	604	3,579	2,537
Other income	2,068	1,942	7,582	7,656
Total other income	11,166	10,318	47,649	48,444

Salaries and employee benefits	17,769	15,500	68,916	61,144
Net occupancy expense	2,762	1,688	9,656	7,456
Furniture and equipment expense	3,398	2,478	11,688	10,096
Data processing expense	1,003	684	3,808	2,520
Pennsylvania shares tax expense	1,118	1,085	4,532	4,301
Intangible amortization	566	27	1,443	43
Litigation settlement (recovery)	0	0	0	(610)
Merger and integration charges	0	0	2,125	0
Debt prepayment fees	0	0	29,495	0
Other operating expense	8,625	7,034	32,892	27,705
Total other expenses	35,241	28,496	164,555	112,655
Income (loss) before income taxes	21,184	15,728	42,359	66,551
Applicable income taxes (benefit)	4,620	2,994	3,707	13,251
Net income (loss)	$16,564	$12,734	$38,652	$53,300

Average shares outstanding	69,173,249	59,577,396	65,887,611	59,002,277
Average shares outstanding assuming dilution	69,938,616	60,122,832	66,487,516	59,387,055

Per Share Data:
Basic earnings per share	$0.24	$0.21	$0.59	$0.90
Diluted earnings per share	$0.24	$0.21	$0.58	$0.90
Cash dividends per share	$0.165	$0.160	$0.645	$0.625

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Asset Quality Data At December 31,
	2004	2003
Loans on nonaccrual basis	$10,732	$12,459
Past due loans	14,671	10,586
Renegotiated loans	183	195
Total nonperforming loans	$25,586	$23,240
Loans outstanding at end of period	$3,514,833	$2,824,882
Average loans outstanding(year-to-date)	$3,251,645	$2,640,935
Allowance for credit losses	$41,063	$37,385
Nonperforming loans as percent of total loans	0.73%	0.82%
Net charge-offs(year-to-date)	$9,375	$12,990
Net charge-offs as percent of average loans (annualized)	0.29%	0.49%
Allowance for credit losses as percent of average loans
outstanding	1.26%	1.42%
Allowance for credit losses as percent of nonperforming
loans	160.49%	160.86%
Other real estate owned	$1,814	$1,866

End of Period Data At December 31,
	2004	2003
Assets	$6,198,478	$5,189,195
Earning assets	$5,757,713	$4,903,674
Securities	$2,240,477	$2,073,430
Loans,net of unearned income	$3,514,833	$2,824,882
Total deposits	$3,844,475	$3,288,275
Non-interest bearing deposits	$480,843	$408,647
NOW, Moneymarket & Savings	$1,795,426	$1,413,069
Time deposits	$1,568,206	$1,466,559
Short-term borrowings	$946,474	$634,127
Long-term debt	$839,574	$793,972
Other liabilities	$35,977	$41,875
Shareholders' equity	$531,978	$430,946
Shares outstanding	69,868,908	60,712,020
Book value per share	$7.61	$7.10
Market value per share	$15.39	$14.26

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Quarter To Date Average Balances At December 31,
	2004	2003
Assets	$6,233,518	$4,918,810
Earning assets	$5,773,300	$4,656,482
Securities	$2,243,954	$1,980,762
Loans,net of unearned income	$3,524,828	$2,673,358
Deposits	$3,886,002	$3,164,527
Shareholders' Equity	$535,374	$418,531

YearTo Date Average Balances At December 31,
	2004	2003
Assets	$5,838,301	$4,738,035
Earning assets	$5,440,849	$4,474,553
Securities	$2,183,728	$1,831,971
Loans,net of unearned income	$3,251,645	$2,640,935
Deposits	$3,646,094	$3,155,828
Shareholders' Equity	$494,217	$411,450

Profitability Ratios
	For the Quarter		For the 12 Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Return on average assets	1.06%	1.03%	0.66%	1.12%
Return on average equity	12.31%	12.07%	7.82%	12.95%
Yield on earning assets (FTE)	5.44%	5.44%	5.34%	5.71%
Total cost of funds	2.26%	2.37%	2.28%	2.55%
Net interest margin (FTE)	3.39%	3.34%	3.30%	3.47%
Efficiency ratio (FTE) (a)	58.37%	57.56%	72.40%	55.27%
Fully tax equivalent adjustment	$3,171	$2,931	$12,305	$11,844

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis", plus "total other income".